Exhibit 10.1

699 Eighth Street
San Francisco
California 94103
company.zynga.com

February 29, 2016

Frank Gibeau

Re:	Offer of Employment by Zynga Inc.

Dear Frank:

I am very pleased to confirm our offer to you of employment with Zynga Inc., a Delaware corporation (the “Company”), in the position of Chief Executive Officer reporting to the Company’s Board of Directors (the “Board”). The terms of our offer and the benefits currently provided by the Company are as follows:

1. Starting Salary. Your starting annual base salary will be one million dollars ($1,000,000) per year, less deductions and withholdings required by law, and will be subject to periodic review and adjustment for increases but not decreases, in accordance with the Company’s then-current policies.

2. Annual Bonus. For the 2016 fiscal year, you will be eligible to participate in the Company’s then-applicable bonus program, with a Target Bonus equal to one hundred percent (100%) of your annual base salary and a maximum bonus equal to two hundred percent (200%) of your annual base salary, subject to the terms, conditions, and eligibility requirements of that program; provided, however that for the 2016 fiscal year, you will be guaranteed to receive no less than the Target Bonus, pro-rated for the number of days you are employed by Zynga in fiscal year 2016. For fiscal years after 2016, and conditioned upon your continued employment, you will be eligible to participate in the Company’s then-applicable bonus program, if any, subject to the terms, conditions, and eligibility requirements of that program. Other than with respect to fiscal year 2016, whether you receive an annual bonus for any given bonus period, and the amount of any such bonus, will be determined by the Company in its sole discretion based upon the Company’s achievement of its performance benchmarks and your individual performance during the applicable bonus period, as described in more detail in its then-applicable bonus program.

3. Benefits. You will be eligible to participate in the regular health insurance and other employee benefit plans established by the Company for its employees as amended from time to time, subject to the terms and conditions of those plans and programs. The Company reserves the right to change, cancel, or otherwise modify, in its sole discretion, the terms and conditions of its benefit plans at any time in the future, with or without notice. For the avoidance of doubt, your right to severance benefits will be governed by this letter agreement and you will not be a participant in or eligible for benefits under the Zynga Inc. Change in Control Severance Benefit Plan (the “CIC Plan”).

4. Business Expenses. The Company shall pay or reimburse you for all reasonable business expenses, including without limitation the cost of first class air travel, incurred or paid by you in the performance of your duties and responsibilities hereunder, subject to (i) any expense policy of the Company set by the Board (or a committee appointed by the Board) from time to time and (ii) such reasonable documentation and substantiation requirements as may be set by the Board or Company from time to time. Any reimbursement you are entitled to receive shall (a) be paid no later than the last day of your tax year following the tax year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year and (c) not be subject to liquidation or exchange for another benefit.

5. Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, this offer of employment is contingent upon your signing the Company’s standard Employee Invention Assignment and Confidentiality Agreement. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary information of any former employer or other entity or to violate any other obligations you may have to any former employer or other entity. You represent that your signing of this offer letter, any agreements concerning ZSUs (as defined below) or stock options granted to you under the Plan (as defined below), and the Company’s Employee Invention Assignment and Confidentiality Agreement, and your employment with the Company, will not violate any agreement currently in place between you and current or past employers or other entities.

6. Zynga Stock Units. Subject to the terms and conditions of the Company’s applicable equity incentive plan in effect at the time of grant (the “Plan”) and contemporaneously with the execution of this letter agreement, you will receive an award of Zynga stock units (“ZSUs”) representing the opportunity to acquire eight million ninety-eight thousand five hundred and ninety two (8,098,592) shares of the Company’s Class A common stock. The right to vesting and settlement of a ZSU award will be subject to your continued service, the restrictions set forth in the Plan, the terms of the ZSU agreement between you and the Company as approved by the Board (or a committee appointed by the Board), compliance with applicable securities and other laws, and satisfaction of the Vesting Criteria. For purposes of the foregoing, the “Vesting Criteria” means a five (5) year vesting term with the following conditions: (x) the vesting commencement date will occur on the 15th day of the month immediately following your Start Date (as defined below); (y) the award vests as to five percent (5%) of the ZSUs (rounded down to the nearest whole ZSU except for the last vesting installment) on each three (3) month anniversary of their vesting commencement date, commencing with the first such three (3) month anniversary of their vesting commencement date and (z) in each case subject to your continued service. Each installment of the ZSUs that vests is a “separate payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2). Settlement of any vested ZSUs will occur no later than the 15th day of the third calendar month of the year following the year in which the installment of ZSUs is no longer subject to a “substantial risk of forfeiture” (within the meaning of Treasury Regulations Section 1.409A-1(d)) or, if required for compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), by no later than December 31st of the calendar year in which the installment of ZSUs are no longer subject to a substantial risk of forfeiture (subject to any delay in payment required by a Separation of Service).

7. Stock Options. Effective as of the third business day following the public announcement of your appointment as Chief Executive Officer of the Company, you will receive an option to purchase five million (5,000,000) shares of the Company’s Class A common stock in the aggregate (the “Options”). The Options will have an exercise price equal to the fair market value on the date of grant. The Options will have a ten (10) year term from their date of grant in which they can be exercised (subject to your continued service and the vesting provisions described below) and will be subject to the terms and conditions of the Plan, and option agreement(s) between you and the Company in the form approved by the Board (or a committee appointed by the Board). The Options will have a five (5) year vesting schedule with the following conditions: (x) their vesting commencement date will occur on the 15th day of the month following your Start Date; (y) the Options will vest as to five percent (5%) of the shares subject to the Options (rounded down except for the last vesting installment) on each three (3) month anniversary of their vesting commencement date, commencing with the first such three (3) month anniversary of their vesting commencement date and (z) in each case subject to your continued service.

8. Change in Control. Subject to your remaining employed through the time immediately prior to a Change in Control (as defined in Section 10), twenty five percent (25%) of the portion of the ZSUs and Options that are unvested as of immediately before the Change in Control will immediately vest. In the event of a Change in Control where the successor corporation does not assume the ZSUs and the Options or substitute the ZSUs and the Options for substantially similar awards with the same or more favorable vesting schedule as the ZSUs and the Options, then the ZSUs and the Options will vest in full and you will have the right to exercise all of the Options, including shares as to which the Options would not otherwise be vested or exercisable, and all restrictions on the ZSUs will lapse.

9. Severance.

a. Non-Change in Control. If you suffer a Separation from Service (within the meaning of Treasury Regulation Section 1.409A-1(h)) due to: (i) the Company terminating your employment without Cause, or (ii) your Constructive Termination, and such termination is not a Qualifying Termination or a termination for death or disability, then subject to your (A) continuing to comply with your obligations under this letter and your Employee Invention Assignment and Confidentiality Agreement, (B) delivering to the Company an effective general release of claims in favor of the Company, as attached hereto as Exhibit A (the “Release”), as to which the seven (7)-day revocation period has expired (without your having revoked) within 60 days following your Separation from Service (the date on which such revocation period expires, the “Release Revocation Date”), and (C) resignation from your position on the Board and any committees thereof (as applicable), then the Company will provide you with the following severance benefits:

i. The Company will pay you an amount equal to one times (1x) your annual base salary at the time of your termination, plus a pro-rated bonus for the fiscal year in which your termination occurs (based on your Target Bonus for the fiscal year in which you have a Separation from Service) (collectively, the “Separation Payments”). The Separation Payments will be subject to applicable payroll deductions and tax withholdings and paid in a lump sum on the first regular payroll date which is (A) on or following the Release Revocation Date, if the 60th day following your Separation from Service falls in the same calendar year as your Separation from Service, or (B) in the calendar year following your Separation from Service, if the Release Revocation Date occurs in the same calendar year as your Separation from Service and the 60th day following your Separation from Service falls in the calendar year following your Separation from Service, the Company will pay you in a lump sum the

Separation Payments that you would have received on or prior to such regular payroll date under the original schedule but for the delay while waiting for such payment, with the balance of the Separation Payments being paid as originally scheduled.

ii. If you timely elect continued coverage under COBRA, the Company will pay the COBRA premiums to continue your coverage (including coverage for your eligible dependents, if applicable) for twelve (12) months following your Separation from Service (with such payments to end if you become eligible for group health insurance coverage through a new employer or you cease to be eligible for COBRA continuation coverage for any reason), provided that the cost of such coverage will be reported to the tax authorities as taxable income to you.

iii. The Company will accelerate the vesting of the ZSUs and the Options such that the shares that would have vested in the one (1) year period following your Separation from Service had your employment not been terminated, if any, shall be deemed fully vested on your termination date, and you shall have three months following your Separation from Service to exercise your vested Options.

b. Change in Control. If you suffer a Separation from Service due to: (i) the Company terminating your employment without Cause, or (ii) your Constructive Termination, and such termination is a Qualifying Termination, then subject to your (A) continuing to comply with your obligations under this letter and your Employee Invention Assignment and Confidentiality Agreement, (B) delivering to the Company the Release as to which the Release Revocation Date has occurred (without your having revoked) within 60 days following your Separation from Service, and (C) resignation from your position on the Board and any committees thereof (as applicable), then (1) the Company will accelerate the vesting of the ZSUs and the Options such that one hundred percent (100%) of the ZSUs and Options that are unvested as of your Separation from Service shall be deemed fully vested on your termination date, and you shall have three months following your Separation from Service to exercise your vested Options and (2) the Company will pay you an amount equal to (i) two times (2x) the sum of your annual base salary and your Target Bonus for the fiscal year in which you have a Separation from Service, plus (ii) a pro-rated bonus for the fiscal year in which your termination occurs (based on your Target Bonus for the fiscal year in which you have a Separation from Service) (collectively, the “CIC Separation Payments”). The CIC Separation Payments will be paid in a lump sum on the first regular payroll date which is (A) on or following the Release Revocation Date, if the 60th day following your Separation from Service falls in the same calendar year as your Separation from Service, or (B) in the calendar year following your Separation from Service, if the Release Revocation Date occurs in the same calendar year as your Separation from Service and the 60th day following your Separation from Service falls in the calendar year following your Separation from Service, and will be subject to applicable payroll deductions and tax withholdings; provided, however, that no payments will be made prior to the Release Revocation Date. In addition, if you timely elect continued coverage under COBRA, the Company will pay the COBRA premiums to continue your coverage (including coverage for your eligible dependents, if applicable) for eighteen (18) months following your Separation from Service (with such payments to end if you become eligible for group health insurance coverage through a new employer or you cease to be eligible for COBRA continuation coverage for any reason), provided that the cost of such coverage will be reported to the tax authorities as taxable income to you.

c. Death or Disability. If you suffer a Separation from Service due to your death or disability, then subject to you (or your legal representatives, as applicable) (i) continuing to comply with your obligations under this letter and your Employee Invention Assignment and Confidentiality Agreement, (ii) delivering to the Company an effective general release of claims in favor of the Company as to which the seven (7)-day revocation period has expired (without your having revoked) within 60 days following your Separation from Service, and (iii) resignation from your position on the Board and any committees thereof (as applicable), then the Company will provide you with the following severance benefits:

i. The Company will pay you a pro-rated Target Bonus for the fiscal year in which your termination occurs, payable on the 60th day following your Separation from Service, subject to payroll deductions and withholdings.

ii. The Company will pay you an amount equal to one times (1x) your annual base salary at the time of your death or disability, subject to payroll deductions and withholdings.

iii. The Company will accelerate the vesting of the ZSUs and the Options such that the shares that would have vested in the one (1) year period following your death or disability had you remained continuously employed by the Company for such one (1) year period, if any, shall be deemed fully vested on the date of your Separation from Service as a result of your death or disability.

10. Definitions. For purposes of this letter, the definitions of “Cause,” “Constructive Termination” and “Change in Control” shall be as follows:

“Cause” means, with respect to you (i) any willful, material violation of any law or regulation applicable to the business of the Company, conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration of a common law fraud; (ii) commission of an act of personal dishonesty that involves material personal profit in connection with the Company or any other entity having a business relationship with the Company; (iii) any material breach of any provision of any agreement or understanding between the Company and you regarding the terms of service as an employee, officer, director, or consultant to the Company, including without limitation, the willful and continued failure or refusal to perform the material duties required an employee, officer, director or consultant of the Company, other than as a result of having a disability that prevents you from performing the material duties required of a person holding your position with the Company for a period of at least 120 days, or a breach of any applicable invention assignment and confidentiality agreement or similar agreement between the Company and you; (iv) willful disregard of a material policy of the Company so as to cause material loss, damage, or injury to the property, reputation, or employees of the Company; or (v) any other misconduct that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company. An event, action, or omission by you will not give the Company grounds to involuntarily terminate your employment for Cause unless (A) the Company gives you written notice within 30 days after the initial existence of such event, action, or omission that the event, action, or omission by you would give the Company grounds to terminate your employment for Cause, and (B) if capable of being reversed, remedied or cured, such event, action or omission is not reversed, remedied or cured, as the case may be, by you within 30 days of receiving such written notice from the Company.

“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any person, entity or group (within the meaning of Section 13(2)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) acquires beneficial ownership of securities of the

Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other person, entity or group that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, (C) on account of the acquisition of securities of the Company by the Pincus Entities (as defined below), (D) on account of the Pincus Entities continuing to hold shares that come to represent more than 50% of the combined voting power of the Company’s then outstanding securities as a result of the conversion of any class of the Company’s securities into another class of the Company’s securities having a different number of votes per share pursuant to the conversion provisions set forth in the Company’s Amended and Restated Certificate of Incorporation; or (E) solely because the level of beneficial ownership held by any such person, entity or group (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the beneficial owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities beneficially owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, (A) the stockholders of the Company immediately prior thereto do not beneficially own, either (1) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction, or (2) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such transaction, or (B) neither the Company nor the parent of the surviving entity in such merger, consolidation or similar transaction is listed on a national securities exchange; provided, however, that a merger, consolidation or similar transaction will not constitute a Change in Control under this prong (ii) of the definition if the outstanding voting securities representing more than 50% of the combined voting power of the surviving entity or its parent are owned by the Pincus Entities;

(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are beneficially owned by stockholders of the Company in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; provided, however that a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries will not constitute a Change in Control under this prong (iii) of the definition if the outstanding voting securities representing more than 50% of the combined voting power of the acquiring entity or its parent are owned by the Pincus Entities; or

(iv) individuals who on the date hereof are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of the Plan, be considered as a member of the Incumbent Board.

For purposes of determining voting power under the term Change in Control, voting power shall be calculated by assuming the conversion of all equity securities convertible (immediately or at some future time) into shares entitled to vote, but not assuming the exercise of any warrant or right to subscribe to or purchase those shares. In addition, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. For purposes of this definition, (1) “Pincus Entities” shall mean, collectively, (i) Mark Pincus, (ii) any entity in which Mark Pincus and/or a Pincus Entity own outstanding voting securities representing more than 50% of the combined voting power of the entity, provided that Mark Pincus alone or together with one or more members of his Immediate Family have sole dispositive power and exclusive voting control of the securities owned by such entity, and (iii) any trust or similar entity formed for tax or estate planning purposes all beneficiaries of which are Pincus Entities or members of Mark Pincus’ Immediate Family; and (2) “Immediate Family” shall mean any of the following: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships.

“Constructive Termination” means the voluntary termination of employment with the Company by you resulting in a Separation from Service after one of the following is undertaken without your written consent: (i) the assignment to you of any duties or responsibilities that results in a material diminution in your employment role as the Chief Executive Officer of the Company as in effect immediately prior to the date of such actions (it being understood that this prong (i) shall not be triggered solely by changes that result from a Change in Control following which the Company and each entity in an unbroken chain that begins with the Company and ends with its ultimate parent entity cease to be listed on a national securities exchange if you continue to be Chief Executive Officer of the Company or a parent entity following such Change in Control but that a subsequent material diminution of those post-Change in Control duties and responsibilities will trigger this prong (i)); (ii) a greater than 10% aggregate reduction by the Company in your annual base salary (that is, a material reduction in base compensation), as in effect immediately prior to the date of such actions; provided, however, that if there are across-the-board proportionate reductions for all similarly situated employees of the Company, as determined by the Board, by the same percentage amount as part of a general salary reduction, the reduction as to you shall not constitute a basis for a Constructive Termination or (iii) a non-temporary relocation of your business office to a location that increases your one way commute by more than 35 miles from the primary location at which you perform duties as of immediately prior to the date of such action. An event or action by the Company will not give you grounds to voluntarily terminate employment as a Constructive Termination unless (A) you give the Company written notice within 30 days after the initial existence of such event or action that the event or action by the Company would give you such grounds to so terminate employment, (B) such event or action is not reversed, remedied or cured, as the case may be, by the Company as soon as possible but in no event later than within 30 days of receiving such written notice from you, and (C) you terminate employment within 90 days following the end of the cure period.

“Qualifying Termination” means either (A) termination of your employment by the Company without Cause, or (B) a Constructive Termination, in either case that occurs during the 30 day period immediately preceding a Change in Control or the 18 month period immediately following a Change in Control. Termination of employment of a due to death or disability will not constitute a Qualifying Termination.

11. Potential Code Section 280G Reductions.

a. Anything to the contrary herein notwithstanding, in the event that it shall be determined that any payment, distribution, or other action by the Company or any of its affiliates to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this letter or otherwise) (a “Payment”), would result in an “excess parachute payment” within the meaning of Section 280G(b)(i) of the Code, and the value determined in accordance with Section 280G(d)(4) of the Code of the Payments, net of all taxes imposed on you (the “Net After-Tax Amount”) that you would receive would be increased if the Payments were reduced, then the Payments shall be reduced by an amount (the “Reduction Amount”) so that the Net After-Tax Amount after such reduction is greatest. For purposes of determining the Net After-Tax Amount, you shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

b. Subject to the provisions of this Section 11(b), all determinations required to be made under this Section 11, including the Net After-Tax Amount and the Reduction Amount pursuant to Section 11(a), and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting firm selected by the Company prior to a “Change in Control” (as defined in the Severance Plan) (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and you within fifteen (15) business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Company. Anything in this letter to the contrary notwithstanding, the Reduction Amount shall not exceed the amount of the Payments that the Accounting Firm determines reasonably may be characterized as “parachute payments” under Section 280G of the Code. Payments with respect to ZSUs shall be reduced first, followed by Options and then any cash payments (with the reduction occurring first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are). Any determination by the Accounting Firm shall be binding upon the Company and you.

12. 409A. It is intended that all of the benefits and payments under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions. If not so exempt, this letter (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter, if you are deemed by the

Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then if delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, the timing of the payments upon a Separation from Service will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the effective date of your Separation from Service, and (ii) the date of the your death (such earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to you a lump sum amount equal to the sum of the payments upon Separation from Service that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this paragraph, and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth above. No interest will be due on any amounts so deferred.

13. At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice, and with or without cause. In addition, the Company may change your compensation, benefits, duties, assignments, reporting line, responsibilities, location of your position, or any other terms and conditions of your employment at any time, to adjust to the changing needs of our dynamic company. Any statements or representations to the contrary (and any statements contradicting any provision in this letter) are ineffective. Further, your participation in any stock incentive or benefit program is not to be regarded as assuring you of continued employment for any particular period of time. Any modification or change in your at-will employment status may only occur by way of a written employment agreement signed by you and the Board (or a committee appointed by the Board). Upon the termination of your employment relationship with the Company for any reason you shall, unless the Board requests otherwise, resign from your position on the Board and any committees thereof (as applicable).

14. Conflict of Interest. Prior to starting employment, you will disclose to the Company, in writing, any other gainful employment, business or activity that you are currently associated with or participate in that competes, directly or indirectly, with the Company. During your employment, you agree not to engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company, which materially interferes with the performance of your job duties, or creates a conflict of interest. You also may not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. By your signature below, you represent that you have disclosed to the Board any outside employment, business or activity in which you currently engage and intend to continue to engage during your employment with Zynga. Failure to make disclosures is considered a material representation that you are not engaged or associated with any such outside activities at the beginning of employment. You will be responsible to comply with Zynga’s Conflict of Interest Policy, including updated disclosures of such outside activities, at all times during employment.

15. Authorization to Work. This offer is also contingent upon proof of identity and work eligibility. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

16. Attorneys’ Fees. The Company will reimburse you for your reasonable attorneys’ fees incurred by you in connection with the negotiation and drafting of this offer letter, in an amount not to exceed $15,000.

17. Entire Agreement. This offer letter and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this offer, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof. If any term herein is unenforceable in whole or in part, the remainder shall remain enforceable to the extent permitted by law. Any ZSUs granted to you in connection with your performance of services as a member of the Board prior to the Start Date shall cease to vest and be forfeited as of the Start Date. In addition, shortly after the Start Date you will receive a payment with respect to any cash compensation in connection with your performance of services as a member of the Board which has not been paid to you prior to the Start Date, and such payment will be pro-rated based on services as a non-employee member of the Board.

18. Acceptance. This offer will remain open until March 1, 2016. Your anticipated start date will be no later than March 7, 2016. The date on which you commence employment as Chief Executive Officer of the Company shall be your “Start Date” for purposes of this offer letter. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any.

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Should you have anything else that you wish to discuss, please do not hesitate to call me. We look forward to the opportunity to welcome you to the Company.

Very truly yours,

ZYNGA INC.

By:	/s/ Sunil Paul
Sunil Paul
Chair of the Compensation Committee

[Signature Page – Chief Executive Officer Offer Letter]

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Frank Gibeau
Frank Gibeau	Date signed: February 29, 2016